Penn Virginia Resource Partners, L.P.

Three Radnor Corporate Center, Suite 230, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L.P.

ANNOUNCES THIRD QUARTER 2003 RESULTS AND 2003 GUIDANCE UPDATE

Distribution to be paid November 14, 2003

RADNOR, Pa., (PR Newswire) November 5, 2003 - Penn Virginia Resource Partners, L.P. (NYSE: PVR) today reported third quarter 2003 net income of $5.3 million, or $0.29 per limited partner unit, on revenues of $12.8 million, compared to third quarter 2002 net income of $7.1 million, or $0.45 per limited partner unit, on revenues of $10.4 million. The decrease in net income was primarily attributable to increased revenues being more than offset by higher depreciation, depletion and amortization (D, D & A) expense and higher net interest expense. Net cash provided by operating activities for the third quarter of 2003 was $8.7 million, up 21 percent from $7.2 million in the third quarter of 2002, and distributable cash flow, a non-GAAP measure, was $8.9 million in 2003's third quarter compared to $7.3 million in the same quarter of 2002. The increases in net cash provided by operating activities and distributable cash flow were due to acquisitions made in the second half of 2002.

In the first nine months of 2003, PVR reported net income of $15.9 million, or $0.87 per limited partner unit, on revenues of $39.3 million, compared to net income of $19.5 million, or $1.25 per limited partner unit, on revenues of $29.0 million reported in the same period of 2002. The primary reasons for the decrease in net income were increased non-cash D, D & A expense and higher interest expense. Net cash provided by operating activities was $28.1 million, up 24 percent from $22.7 million during the first nine months of 2002, and distributable cash flow, a non-GAAP measure, was $28.4 million for the first nine months of 2003 compared to $23.0 million for the same period in 2002. The increases in net cash provided by operating activities and distributable cash flow were due to the acquisitions made in the second half of 2002.

Cash Distribution

PVR will pay a $0.52 per unit quarterly cash distribution (an annualized rate of $2.08) on November 14, 2003 to unit holders of record as of November 4, 2003.

Operations Review

Coal production of 6.2 million tons in the third quarter of 2003 significantly increased from 3.7 million tons in the same period of 2002, due primarily to coal reserve acquisitions made during the second half of 2002 and PVR's West Coal River property (previously referred to as Fork Creek) returning to production. Coal royalty revenues for the third quarter of 2003 increased to $12.0 million from $8.3 million reported in the same quarter of 2002. Timber revenue decreased to $0.1 million in 2003's third quarter from $0.4 million in the same quarter of 2002 due to lower cutting levels, and minimum rental revenue decreased to $0.2 million in the third quarter of 2003 from $1.1 million in the same quarter of 2002 reflecting less forfeitures of minimum rental payments. Non-cash D, D & A expense increased to $3.7 million in the third quarter of 2003 compared to $1.0 million for the same period of 2002, due primarily to the increased coal production and higher cost basis as a result of acquisitions. Increased operating expense was the result of increased production on PVR's subleased property, offset in part by lower maintenance expense at the West Coal River property. Taxes other than income and general and administrative expense increased primarily due to the 2002 acquisitions.

In May 2003, PVR announced that it had obtained a new lessee for the idled West Coal River property in West Virginia. The new lessee began selling coal from the property on July 30, 2003, and royalties paid to PVR from these sales are expected to increase gradually through 2004 as production increases. PVR's construction of a new coal loadout facility on its Coal River property in West Virginia also continued during the third quarter of 2003. The loadout facility is designed for the high-speed loading of 150-car unit trains and is expected to begin operations in December 2003. Royalty income, processing and related fees from these activities have been included in the 2003 Guidance table enclosed.

Capital Resources

As of September 30, 2003, PVR's outstanding borrowings were $92.2 million, including $2.5 million borrowed against its revolving credit facility, under which PVR currently has available borrowing capacity of approximately $11 million. The remaining $89.7 million of debt as of September 30, 2003 ($1.5 million of which was in current liabilities) consisted of 10-year, 5.77 percent fixed rate senior unsecured notes issued in late March 2003. An interest rate swap has been used to convert approximately one third of the face amount of the senior unsecured notes to a floating interest rate based on the six month London Interbank Offering Rate plus 2.36 percent, for a current rate of 3.60 percent.

Management Comment

A. James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P., said "Our third quarter results reflect a strengthening of our lessees' operational performance along with an improvement in the coal markets in general. The re-establishment of production at our West Coal River property is expected to provide further cash flow supporting our unit holder distributions. We expect revenues from our fee-based coal infrastructure projects, such as the West Coal River processing plant and loadout facilities and the Coal River loadout facility to provide increasing distributable cash flow in 2003's fourth quarter and into 2004. We continue to look for cash flow-accretive acquisition opportunities in both coal and other natural resource sectors."

Guidance Update for 2003

See the 2003 Guidance Table included in this release for additional guidance estimates for the fourth quarter and full year 2003. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as PVR's operating environment changes.

Conference Call

A conference call and webcast, at which management will discuss results and the outlook for the remainder of 2003, is scheduled for Thursday, November 6, 2003 at 1:00 p.m. EDT. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. You can participate in the conference call by phone by dialing 1-877-407-9205 or via the Internet by going to PVR's website www.pvresource.com. An on-demand replay of the conference call will be available at the PVR's website beginning after the call.

*****

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties and related assets. PVR also provides fee-based coal preparation and transportation facilities to some of its lessees to enhance their production levels and to generate additional coal services revenues. In addition to the coal business, PVR generates revenues from the sale of timber growing on its properties. PVR is headquartered in Radnor, PA. For more information about PVR, visit the Partnership's website at www.pvresource.com.

Forward-looking statements: This news release contains various forward-looking statements. With the exception of historical matters, any matters discussed are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: acquisitions, expected commencement dates of coal mining and related coal infrastructure projects, projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for coal, projected supply of coal, and lessee delays or defaults in making payments, all of which will affect revenue levels, prices, royalties and minimum rental payments received by PVR. Additional information concerning these and other factors can be found in PVR's press releases and public periodic filings with the Securities and Exchange Commission, including PVR's Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 11, 2003 and its Quarterly Report on Form 10-Q for the period ended June 30, 2003 filed on August 8, 2003. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.

PENN VIRGINIA RESOURCE PARTNERS, L.P.
OPERATIONS SUMMARY

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2003	2002	2003	2002
Coal
Coal royalty tons (in thousands)	6,229	3,716	19,252	10,614
Average gross coal royalty per ton	$ 1.92	$ 2.22	$ 1.85	$ 2.21

Timber
Timber (Mbf)	457	1,690	4,338	7,492
Average timber price per Mbf	$ 158	$ 204	$ 180	$ 182

PENN VIRGINIA RESOURCE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME - unaudited
(in thousands, except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2003	2002	2003	2002
Revenues
Coal royalties	$ 11,960	$ 8,253	$ 35,658	$ 23,437
Coal services	484	476	1,523	1,353
Timber	80	360	829	1,441
Minimum rentals	220	1,079	1,035	1,979
Other	68	236	289	740
	12,812	10,404	39,334	28,950
Expenses
Operating	753	555	2,488	1,886
Taxes other than income	389	241	978	663
General and administrative	1,661	1,574	5,199	4,658
Depreciation, depletion and amortization	3,659	995	12,027	2,558
	6,462	3,365	20,692	9,765

Operating Income	6,350	7,039	18,642	19,185

Interest income (expense), net	(1,081)	39	(2,593)	319

Income before cumulative effect of change in accounting principle	5,269	7,078	16,049	19,504
Cumulative effect of change in accounting principles	-	-	(107)	-

Net income	5,269	$ 7,078	15,942	$ 19,504

Allocation of net income:
Net income	5,269	$ 7,078	15,942	$ 19,504
Less: General partner's interest in net income	105	142	319	390

Limited partners' interest in net income	$ 5,164	$ 6,936	$ 15,623	$ 19,114

Basic and diluted net income per limited partner unit:
Common	$ 0.29	$ 0.45	$ 0.87	$ 1.25
Subordinated	$ 0.29	$ 0.45	$ 0.87	$ 1.25

Weighted average units outstanding:
Common	10,373	7,650	10,264	7,650
Subordinated	7,650	7,650	7,650	7,650

PENN VIRGINIA RESOURCE PARTNERS, L.P.
CONSOLIDATED BALANCE SHEETS
(in thousands)
		September 30,	December 31,
		2003	2002
		(unaudited)
Assets
Cash		$ 8,053	$ 9,620
Other current assets		6,950	4,952
Total current assets		15,003	14,572
Property and equipment, net		240,638	248,068
Other long-term assets		4,556	3,935
Total assets		$ 260,197	$ 266,575

Liabilities and Shareholders' Equity
Current liabilities		$ 5,950	$ 6,190
Other long-term liabilities		6,951	6,966
Long-term debt		90,696	90,887
Shareholders' equity		156,600	162,532
Total liabilities and shareholders' equity		$ 260,197	$ 266,575

PENN VIRGINIA RESOURCE PARTNERS, L.P.
COMBINED STATEMENTS OF CASH FLOWS - unaudited
(in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2003	2002	2003	2002
Operating Activities
Net income	$ 5,269	$ 7,078	$ 15,942	$ 19,504
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation, depletion and amortization	3,659	995	12,027	2,558
Gain on sale of property and equipment	-	(9)	(5)	(9)
Noncash interest expense	121	78	395	234
Cumulative effect of change in accounting principle	-	-	107	-
Changes in operating assets and liabilities	(329)	(923)	(377)	416
Net cash provided by operating activities	8,720	7,219	28,089	22,703

Investing activities:
Payments received on long-term notes	136	110	381	329
Proceeds from sale of U.S. Treasury notes	-	12,000	-	12,000
Proceeds from sale of property and equipment	-	15	50	15
Capital expenditures	(1,991)	(12,106)	(3,437)	(12,887)
Net cash provided by (used in) investing activities	(1,855)	19	(3,006)	(543)

Financing Activities:
Payments for debt issuance costs	-	-	(1,419)	-
Proceeds from borrowings	-	-	1,613	-
Distributions to partners	(9,561)	(7,804)	(27,145)	(20,918)
Proceeds from issuance of partners' capital	23	-	301	-
Net cash provided by (used in) financing activities	(9,538)	(7,804)	(26,650)	(20,918)

Net increase (decrease) in cash and cash equivalents	(2,673)	(566)	(1,567)	1,242
Cash and cash equivalents-beginning balance	10,726	10,143	9,620	8,335
Cash and cash equivalents-ending balance	$ 8,053	$ 9,577	$ 8,053	$ 9,577

PENN VIRGINIA RESOURCE PARTNERS, L.P.
RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited
(in thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2003	2002	2003	2002
Reconciliation of GAAP "Net cash provided by operating activities"to Non-GAAP "Distributable cash flow"
Net cash provided by operating activities	$ 8,720	$ 7,219	$ 28,089	$ 22,703
Payments received on long-term notes	136	110	381	329
Other property and equipment expenditures	(5)	(17)	(81)	(66)

Distributable cash flow (see Note 1 below)	$ 8,851	$ 7,312	$ 28,389	$ 22,966

Reconciliation of GAAP "Net cash provided by operating activities" to Non-GAAP "EBITDA"
Net cash provided by operating activities	$ 8,720	$ 7,219	$ 28,089	$ 22,703
Changes in operating assets and liabilities	329	923	377	(416)
Gain on sale of property and equipment	-	9	5	9
Non-cash interest expense	(121)	(78)	(395)	(234)
Interest (income) expense, net	1,081	(39)	2,593	(319)

EBITDA (see Note 2 below)	$ 10,009	$ 8,034	$ 30,669	$ 21,743

Reconciliation of GAAP "Income before cumulative effect of change in accounting principle
" to Non-GAAP "EBITDA"
Income before cumulative effect of change in accounting principle	$ 5,269	$ 7,078	$ 16,049	$ 19,504
Interest (income) expense, net	1,081	(39)	2,593	(319)
Depreciation, depletion and amortization	3,659	995	12,027	2,558

EBITDA (see Note 2 below)	$ 10,009	$ 8,034	$ 30,669	$ 21,743

 Note 1 - Distributable cash flow represents net cash provided by operating activities plus payments received on long-term notes minus maintenance capital expenditures.  Other property and equipment expenditures are capital expenditures (as defined by GAAP) which do not increase the capacity of an asset or generate additional revenues or net cash from operating activities.  Distributable cash flow is presented because management believes it is a useful adjunct to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP).  Distributable cash flow is a significant liquidity metric which is an indicator of PVR's ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners.  Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.  Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

Note 2 - EBITDA represents net income (loss) before cumulative effect of accounting change, income tax expense (benefit), interest expense, and depreciation, depletion and amortization expense.  Management believes EBITDA provides additional, useful information regarding PVR's ability to meet our debt service, capital expenditure and working capital requirements.  EBITDA is a traditional measure of a business' ability to generate cash flows irrespective of financing costs and is presented as a supplemental financial measurement in the evaluation of our business.  This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies.  EBITDA is the most widely-used financial measure by commercial banks, investment bankers, fixed-income investors and ratings agencies. It is also a financial measurement that, with certain negotiated adjustments, is reported to our banks under our bank credit facility and is used in our financial covenants under our bank credit facility and the indenture governing our senior unsecured notes.  EBITDA is not a measure of financial performance under GAAP.  Accordingly, it should not be considered as a substitute for net income (loss),  income (loss) from operations or net cash flows provided by operating activities prepared in accordance with GAAP.

Penn Virginia Resource Partners, L.P.
Guidance Table
(Dollars and tons in millions)

Penn Virginia Resource Partners, L.P. is providing the following guidance regarding financial and operational expectations for the fourth quarter and full year 2003.

						Guidance
	First Quarter	Second Quarter	Third Quarter	YTD 2003	Fourth Quarter			Full Year
	2003 Actual	2003 Actual	2003 Actual	Actual	2003			2003

Coal royalty tons	6.4	6.6	6.2	19.3	6.2	-	6.7	25.5	-	26.0

Revenues:
Coal royalties	$ 11.5	$ 12.2	$ 12.0	$ 35.7	$ 11.9	-	12.8	$ 47.6	-	48.5
Coal services	0.5	0.5	0.5	1.5	0.4	-	0.5	1.9	-	2.0
Timber and other (a)	1.3	0.5	0.4	2.2	1.2	-	1.4	3.4	-	3.6

Expenses:
Operating	0.8	0.9	0.8	2.5	0.9	-	1.1	3.4	-	3.6
Taxes other than income	0.3	0.3	0.4	1.0	0.3	-	0.4	1.3	-	1.4
General and administrative	1.8	1.7	1.7	5.2	1.7	-	1.8	6.9	-	7.0
Depreciation, depletion and amortization	4.2	4.2	3.7	12.0	3.9	-	4.2	15.9	-	16.2
Interest expense:
Average long-term debt outstanding	91.7	92.6	92.2			92.5			92.3
Net interest rate	2.0%	4.6%	4.7%			5.1%			4.1%

Capital Expenditures ($millions)	$ 1.3	$ 0.2	$ 2.0	$ 3.4	$ 1.0	-	1.5	$ 4.4	-	4.9

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia Resource Partners, L.P. changes.

(a) - Fourth quarter and full year guidance includes increased recognition of minimum rental income in the fourth quarter of 2003, when the majority of minimum rental recoupment provisions expire.